Exhibit 10.5

The Hershey Company

Deferred Compensation Plan

Amended and Restated as of October 1, 2007

This Deferred Compensation Plan (the “Plan”) allows participants in the following programs of The Hershey Company Equity and Incentive Compensation Plan (the “EICP”) to defer receipt of all or part of the following awards: (1) cash awards under the Annual Incentive Program (the “AIP”), (2) the cash equivalent or Common Stock of The Hershey Company (the “Company”) representing performance stock unit (“PSU”) awards under the EICP, and (3) awards of Common Stock of the Company pursuant to restricted stock unit (“RSU”) awards under the EICP granted on or after January 1, 2001. This Plan also allows participants in The Hershey Company Amended and Restated (2007) Supplemental Executive Retirement Plan (the “DB SERP”) and The Hershey Company Compensation Limit Replacement Plan (the “CLRP”) to defer receipt of all or a portion of a lump sum cash payment payable under the DB SERP and CLRP. In addition, the Company may allocate Supplemental Core Retirement and Supplemental Match Contributions on behalf of eligible Plan Participants, and the Company may credit a specified percentage of Compensation for the benefit of certain Plan Participants under the Defined Contribution Supplemental Executive Retirement Plan (the “DC SERP”). The Plan is intended to benefit those executives of the Company and subsidiaries who are specified as participants in and receive awards under the EICP, former participants of the DB SERP and CLRP, and Plan Participants with compensation in excess of Code section 401(a)(17), to secure their goodwill, loyalty and achievement, and to help attract and retain highly qualified executives.

For Grandfathered Amounts (as defined below), the terms of the Plan in effect on December 31, 2004 and the requirements summarized in Appendix A of this Plan shall be followed in all respects.

Article I

Definitions

The following definitions apply to this Plan:

1.1 401(k) Plan. “401(k) Plan” means The Hershey Company 401(k) Plan, formerly the Hershey Foods Corporation Employee Savings Stock Investment and Ownership Plan, as in effect from time to time and any successor plan thereto.

1.2 Account. “Account” means a bookkeeping account established by the Company for each Participant under the Plan, which includes, but is not limited to, the following Sub-Accounts: (i) a Supplemental Core Retirement Contributions Sub-Account, (ii) a Supplemental Match Contributions Sub-Account, (iii) an AIP Sub-Account, (iv) a PSU Sub-Account, (v) an RSU Sub-Account, (vi) a DB SERP Sub-Account, (vii) a CLRP Sub-Account, and (viii) a DC SERP Sub-Account.

1.3 AIP and AIP Awards. “AIP” means the Annual Incentive Program, and any successor or replacement program thereof, of the EICP, including annual incentives awarded under the Company’s Sales Incentive Program and any successor or replacement thereof, and “AIP Awards” means cash awards made to a Participant under the AIP of the EICP.

1.4 AIP Sub-Account. “AIP Sub-Account” means a bookkeeping account established by the Company for each Participant electing to defer under this Plan all or a portion of his or her AIP Awards.

1.5 Board or Board of Directors. “Board” or “Board of Directors” means the Board of Directors of the Company.

1.6 Change in Control. “Change in Control” means a Change in Control as such term is defined in the EICP.

1.7 Change in Control Event. “Change in Control Event” means a Change in Control Event as defined under Code section 409A and applicable guidance thereunder.

1.8 Code. “Code” means the Internal Revenue Code of 1986, as amended.

1.9 Committee or Compensation Committee. “Committee” or “Compensation Committee” means the Compensation and Executive Organization Committee of the Board or any successor committee having similar authority.

1.10 Company. “Company” means The Hershey Company, a Delaware corporation.

1.11 Company Common Stock or Common Stock. “Company Common Stock” or “Common Stock” means the publicly traded common stock of the Company.

1.12 Compensation. “Compensation” means the sum of (i) base salary paid to a Participant during a calendar year and (ii) AIP Awards for that calendar year, whether paid or deferred.

1.13 CLRP and CLRP Benefits. “CLRP” means The Hershey Company Amended and Restated Compensation Limit Replacement Plan, and any successor or replacement plan thereof, and “CLRP Benefits” means amounts payable to a Participant under the CLRP that are deferred under this Plan.

1.14 CLRP Sub-Account. “CLRP Sub-Account” means a bookkeeping account established by the Company for each Participant electing to defer under this Plan all or a portion of his or her lump sum cash payment payable under the CLRP.

1.15 Core Retirement Contributions. “Core Retirement Contributions” means contributions made by the Company on behalf of an employee who is eligible to receive such contributions under the 401(k) Plan.

1.16 DB SERP and DB SERP Benefits. “DB SERP” means The Hershey Company Amended and Restated (2007) Supplemental Executive Retirement Plan and any successor or replacement plan thereof, and “DB SERP Benefits” means amounts payable to a Participant under the DB SERP.

1.17 DB SERP Sub-Account. “DB SERP Sub-Account” means a bookkeeping account established by the Company for each Participant electing to defer under this Plan all or a portion of his or her lump sum cash payment payable under the DB SERP.

1.18 DC SERP and DC SERP Benefits. “DC SERP” means the Defined Contribution Supplemental Executive Retirement Plan as described under Article VI, or any successor or replacement plan thereof, and “DC SERP Benefits” means amounts credited to a Participant’s DC SERP Sub-Account in accordance with Article VI.

1.19 DC SERP Sub-Account. “DC SERP Sub-Account” means a bookkeeping account established by the Company for each Participant to which amounts are credited on behalf of the Participant under the DC SERP.

1.20 Determination Date. “Determination Date” means the last day of each calendar quarter or any other date specified by the Plan Administrator in its sole discretion.

1.21 Disabled or Disability. “Disabled” or “Disability” means Disabled as that term is defined in The Hershey Company Retirement Plan, as in effect from time to time and any successor plan thereto.

1.22 EBPP. “EBPP” means, with respect to a Participant, The Hershey Company Employee Benefits Protection Plan (Group 2), The Hershey Company Executive Benefits Protection Plan (Group 3), The Hershey Company Executive Benefits Protection Plan (Group 3A), or The Hershey Company Severance Benefits Plan, as applicable to such Participant, and any successor or replacement plans thereof.

1.23 EICP. “EICP” means The Hershey Company Equity and Incentive Compensation Plan (formerly known as the Hershey Foods Corporation Key Employee Incentive Plan) and any successor or replacement plan thereof.

1.24 Grandfathered Amounts. “Grandfathered Amounts” means amounts that were deferred under this Plan, if any, by a Participant who was neither an active employee of the Company nor on a paid or Disabled leave of absence on October 1, 2007, to which such Participant had a nonforfeitable right as of December 31, 2004, plus subsequent investment credits. Grandfathered Amounts are only subject to the terms of the Plan in effect on December 31, 2004 and the requirements set forth in Appendix A of this Plan. Grandfathered Amounts are exempt from the requirements under Code section 409A.

1.25 Initial Deferral Election. “Initial Deferral Election” means an election to defer (i) AIP Awards, (ii) PSU Awards, (iii) RSU Awards, (iv) DB SERP Benefits, and/or (v) CLRP Benefits, in accordance with the requirements set forth under Section 4.1.

1.26 Investment Options. “Investment Options” means those investment options which are to be used as earnings indices as described in Section 2.1. Except as hereafter provided with respect to a Participant’s constructive investment in Company Common Stock:

(a) the Investment Options are chosen by the Plan Administrator and are subject to change from time to time as the Plan Administrator, in its sole discretion, deems necessary or appropriate, and (b) no provision of this Plan shall be construed as either giving any Participant an interest in any of these Investment Options or requiring that the Company make any investment in any such Investment Options. Investment Options, other than the Company Common Stock Investment Option, may be added, modified or deleted from time to time in the discretion of the Plan Administrator; provided, however, that after the occurrence of a Change in Control, the Plan Administrator shall not add or delete any Investment Option that was in effect immediately prior to the Change in Control unless the overall mix of Investment Options is substantially the same as that provided to participants in the 401(k) Plan or other tax-qualified retirement plan of the Company (whichever has the most investment options available for selection by its participants).

1.27 Long Term Disability Plan. “Long Term Disability Plan” means The Hershey Company Long Term Disability Plan and any successor or replacement plan thereof.

1.28 Participant. “Participant” means an employee of the Company who meets the eligibility criteria for participation in this Plan established by the Plan Administrator from time to time.

1.29 Plan. “Plan” means The Hershey Company Deferred Compensation Plan as set forth herein and as amended from time to time.

1.30 Plan Administrator. “Plan Administrator” means the Employee Benefits Committee of the Company, or any successor committee having similar authority, or such other individual or committee as may be determined by the Compensation Committee from time to time.

1.31 Plan Year. “Plan Year” means the calendar year.

1.32 PSU and PSU Awards. “PSU” means performance stock units granted under the EICP, and “PSU Awards” means PSU awards made to a Participant under the EICP.

1.33 PSU Sub-Account. “PSU Sub-Account” means a bookkeeping account established by the Company for each Participant electing to defer under this Plan all or a portion of his or her PSU Awards.

1.34 Retirement Plan. “Retirement Plan” means The Hershey Company Retirement Plan, as in effect from time to time and any successor plan thereto.

1.35 RSU and RSU Awards. “RSU” means restricted stock units granted under the EICP, and “RSU Awards” means RSU awards made to a Participant under the EICP.

1.36 RSU Sub-Account. “RSU Sub-Account” means a bookkeeping account established by the Company for each Participant electing to defer under this Plan all or a portion of his or her RSU Awards.

1.37 Separation from Service. “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code section 409A; provided that, in the event a Participant becomes Disabled and takes a leave of absence from active employment in connection therewith, a Separation from Service shall not occur for up to 29 months following the first day of such leave of absence, as permitted under Code section 409A and the regulations issued thereunder.

1.38 Supplemental Core Retirement Contributions. “Supplemental Core Retirement Contributions” means amounts credited to a Participant’s Supplemental Core Retirement Contributions Sub-Account in accordance with Section 3.1.

1.39 Supplemental Core Retirement Contributions Sub-Account. “Supplemental Core Retirement Contributions Sub-Account” means a bookkeeping account established by the Company for each Participant to which Supplemental Core Retirement Contributions are credited on behalf of the Participant.

1.40 Supplemental Match Contributions. “Supplemental Match Contributions” means amounts credited to a Participant’s Supplemental Match Contributions Sub-Account in accordance with Section 3.2.

1.41 Supplemental Match Contributions Sub-Account. “Supplemental Match Contributions Sub-Account” means a bookkeeping account established by the Company for each Participant to which Supplemental Match Contributions are credited on behalf of the Participant.

1.42 Trust. “Trust” means the trust described in Section 9.2.

1.43 Year of Service. “Year of Service” means years of Vesting Service as that term is defined in the 401(k) Plan.

Article II

Account and Sub-Accounts

2.1 Establishment of Account and Sub-Accounts. Except as provided in Section 9.2, any amounts deferred by a Participant will not be funded or set aside for future payment by the Company. Instead, an Account with Sub-Accounts will be established to which (i) Supplemental Core Retirement Contributions and (ii) Supplemental Match Contributions, along with deferrals of (iii) AIP Awards, (iv) PSU Awards, (v) RSU Awards, (vi) DB SERP Benefits, (vii) CLRP Benefits, and (viii) DC SERP Benefits, shall be credited to each respective Sub-Account, along with investment credits as provided in Section 2.3.c. below.

2.2 Participants as Unsecured Creditors. A Participant’s entitlement to receive the amount reflected by his or her Sub-Accounts, to the extent vested, will be based solely on an unfunded unsecured unconditional promise to pay by the Company that is not assignable.

2.3 Investment Credits to Sub-Accounts. Subject to such limitations as may from time to time be required by law, imposed by the Plan Administrator, or set forth in Section 2.3.f. below, and subject to such operating rules and procedures as may be imposed from time to time by the Plan Administrator, each Participant may express to the Plan Administrator a preference as to how the Participant’s Account should be constructively invested among the Investment Options (“Investment Preference”), in which the Participant shall designate the percentage of his or her Account to be constructively invested in each Investment Option. Following a Change in Control only, any Participant Investment Preference (whether expressed prior to, or following, a Change in Control) shall be binding upon the Plan Administrator.

a. All Investment Preferences shall be in writing on a form supplied by and filed with the Plan Administrator or in any other form as determined by the Plan Administrator from time to time in its sole discretion. Participants may change their Investment Preferences effective as of the beginning of each Plan Year, or more frequently if permitted in the discretion of the Plan Administrator; provided, however, that following a Change in Control, Participants shall be permitted to change their Investment Preferences at least as frequently as they could under procedures in effect immediately prior to the Change in Control.

b. Except as set forth above following a Change in Control, all Investment Preferences shall be advisory only and shall not bind the Company or the Plan Administrator. Neither the Company nor Plan Administrator shall be obligated to invest any funds in connection with this Plan. Moreover, should the Company voluntarily choose to invest any amount under this Plan, the Plan Administrator shall have complete discretion as to investments, and no Participant shall have any claim on such investments as a fund to provide benefits hereunder.

c. From time to time, but not less frequently than each Determination Date, the Plan Administrator shall allocate the net earnings or losses of the Plan that have occurred since the preceding Determination Date among the Accounts of Participants, and to the extent a Participant’s Investment Preference is honored by the Plan Administrator, such net earnings or losses shall be allocated as though the Participant’s Account had been invested in the Investment Options in accordance with the Participant’s Investment Preference. The “net earnings or losses” of the Plan shall be equal to the net increase or net decrease (taking into account any constructive dividends or interest thereon), as the case may be, in the value of a Participant’s Account since the last Determination Date, based on either the Participant’s Investment Preference (if honored) or the funds constructively invested by the Plan Administrator and allocated to the Accounts of Participants hereunder.

d. If the Plan Administrator receives an Investment Preference from a Participant that it deems to be incomplete, unclear or improper, such Participant’s pre-existing Investment Preference then in effect (if any) shall remain in effect until the beginning of the next Plan Year, unless the Plan Administrator provides for, and permits the application of, corrective action prior thereto. If a Participant fails to file an effective Investment Preference and no pre-existing Investment Preference is on file, the Participant’s Account will be constructively invested in the Investment Option designated by the Plan Administrator from time to time as a default Investment Option.

e. If the Plan Administrator determines that the constructive value of an Account as of any date on which distributions are to be made differs materially from the constructive value of the Account on the prior Determination Date upon which the distribution is to be based, the Plan Administrator, in its discretion, shall have the right to designate any date in the interim as a Determination Date for the purpose of constructively revaluing the Account so that the Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value. Similarly, the Plan Administrator may adopt a policy of providing for regular interim valuations without regard to the materiality of changes in the value of the Accounts.

f. Notwithstanding the foregoing provisions of this Section 2.3 to the contrary, (i) prior to a Change in Control, that portion of all deferred PSUs that is payable in Company Common Stock under the EICP and all deferred RSUs shall be constructively invested in Company Common Stock, (ii) a Participant’s Account shall be credited from time to time with the amount of any dividends declared and paid on such Company Common Stock, and shall be adjusted in connection with any stock dividend, split, reorganization, liquidation or other event which affects the number of shares of Common Stock represented by such PSUs and/or RSUs, and (iii) no other amounts deferred under this Plan shall be constructively invested in Company Common Stock. Following a Change in Control, no amounts deferred under this Plan shall be required to be constructively invested in Company Common Stock.

2.4 Statement of Account and Sub-Accounts. Within a reasonable time after the end of each Plan Year, the Plan Administrator shall submit to each Participant a statement of the balance in his or her Account, including his or her Sub-Accounts; provided, however, that following a Change in Control, such statement of Account and Sub-Accounts shall be provided on at least a quarterly basis.

Article III

Supplemental Core Retirement and Supplemental Match Contributions

3.1 Supplemental Core Retirement Contributions.

a. Each Plan Year, for a Participant who (i) is eligible to receive Core Retirement Contributions under Section 5.2(g) of the 401(k) Plan and (ii) defers to this Plan AIP Awards for that Plan Year, the Company shall credit to such Participant’s Supplemental Core Retirement Contributions Sub-Account an amount equal to three percent (3%) of those deferred AIP Award amounts as soon as administratively practicable following the last day of the Plan Year.

b. In addition to any amounts credited pursuant to Section 3.1.a., each Plan Year, for a Participant who is eligible to receive Core Retirement Contributions under Section 5.2(g) of the 401(k) Plan, the Company shall credit to such Participant’s Supplemental Core Retirement Contributions Sub-Account an amount equal to three percent (3%) of the excess of (1) plus (2) less (3), where (1), (2), and (3) are determined as follows:

(1) Compensation for that Plan Year as defined under Section 1.14 of the 401(k) Plan, other than AIP Awards and without application of the limitation under Code section 401(a)(17) (indexed for inflation);

(2) Amounts awarded under the AIP for that Plan Year that are not deferred under this Plan; and

(3) The limit under Code section 401(a)(17) (indexed for inflation).

c. The amounts described in Sections 3.1.a. and 3.1.b. above shall be credited to a Participant’s Supplemental Core Retirement Contributions Sub-Account as soon as administratively practicable following the last day of the Plan Year, provided that the Participant either (x) was employed on the last day of the Plan Year or (y) during the year he or she (1) terminated employment while at least age 55, (2) retired in accordance with the provisions of any applicable Company-sponsored qualified or nonqualified retirement plan or program, (3) became Disabled, or (4) died. In the case of any allocation for a Plan Year for which the Participant was not employed on December 31, except as provided in Section 3.1.d., the amount determined under Section 3.1.b.(1) shall be based on the Participant’s actual Compensation paid for services performed through the Participant’s last active day worked for the Company during the year, and which shall not include any amounts paid on account of the Participant’s severance from employment with the Company.

d. If a Participant becomes Disabled, such Participant shall continue to be credited with Supplemental Core Retirement Contributions, in accordance with Sections 3.1.a. and 3.1.b. until the earlier of (i) two (2) years from the date benefits commence under the Company’s Long Term Disability Plan or (ii) the date he or she is no longer eligible for benefits under the Long Term Disability Plan, based on the amount of annual Compensation (as defined in Section 3.1.b.(1) above) that was payable to the Participant at the time he or she becomes Disabled.

3.2 Supplemental Match Contributions. Each Plan Year, for a Participant who defers remuneration under the 401(k) Plan equal to (i) the maximum deferral percentage as permitted by the plan administrator of the 401(k) Plan or (ii) the maximum contribution limit under Code section 402(g) (indexed for inflation) (provided, however, the Plan Administrator may waive the conditions in (i) or (ii) in their entirety if it determines, in its sole discretion, that the Participant did not satisfy those conditions due to administrative, regulatory or other circumstances beyond the Participant’s reasonable control), the Company shall credit to such Participant’s Supplemental Match Contributions Sub-Account an amount, if any, determined under a., b., and c. below:

a. Four and one-half percent (4-1/2%) of those amounts awarded under the AIP that are deferred under this Plan for that Plan Year.

b. In addition to any amounts credited pursuant to Section 3.2.a., four and one-half percent (4-1/2%) of (1) plus (2) less (3), where (1), (2), and (3) are determined as follows:

(1) Compensation as defined under Section 1.14 of the 401(k) Plan, other than AIP Awards and without application of the limitation under Code section 401(a)(17) (indexed for inflation), for that Plan Year;

(2) Amounts awarded under the AIP for that Plan Year that are not deferred under this Plan; and

(3) The limit under Code section 401(a)(17) (indexed for inflation).

c. The amounts described in Sections 3.2.a. and 3.2.b. above shall be credited to a Participant’s Supplemental Match Contributions Sub-Account as soon as administratively practicable following the last day of the Plan Year, provided that the Participant either (x) was employed on the last day of the Plan Year or (y) during the year he or she (1) terminated employment while at least age 55, (2) retired in accordance with the provisions of any applicable Company-sponsored qualified or nonqualified retirement plan or program, (3) became Disabled, or (4) died. In the case of any allocation for a Plan Year for which the Participant was not employed on December 31, except as provided in the case of a Participant who becomes Disabled, the amount determined under Section 3.2.b.(1) shall be based on the Participant’s actual Compensation paid for services performed through the Participant’s last active day worked for the Company during the year, and which shall not include any amounts paid on account of the Participant’s severance from employment with the Company.

3.3 Time and Form of Distribution.

a. Nonelective Initial Deferral. Amounts held in a Participant’s Supplemental Core Retirement Contributions Sub-Account and Supplemental Match Contributions Sub-Account shall be payable in a lump sum cash payment within ninety (90) days following the earlier of a Separation from Service, subject to the requirements under Section 5.2.b., or death, subject to the requirements under Section 5.2.c.

b. Change in Time and Form of Distribution. A Participant may make an election to change the time or form of distribution from that specified in Section 3.3.a. pursuant to Section 4.2.b. (i.e., a Participant may elect to change the form of payment to any form described in Section 5.1.a.), but only if the requirements of Section 4.2.a. are satisfied. A distribution of a Participant’s Supplemental Core Retirement Contributions Sub-Account and/or Supplemental Match Contributions Sub-Account subject to an election to change under this Section 3.3.b. shall be made following the occurrence of the distributable event designated by the Participant in such election to change. Notwithstanding an election to change under this Section 3.3.b., in the case of death, a distribution will be made in accordance with Section 5.2.c.

3.4 Vesting. A Participant shall become one hundred percent (100%) vested in his or her Supplemental Core Retirement Contributions Sub-Account and Supplemental Match Contributions Sub-Account on the date following the completion of three (3) Years of Service with the Company (or, if earlier, the date of any death or Disability of the Participant).

Article IV

Elections to Defer

4.1 Initial Deferral Election.

a. AIP Awards. A Participant may elect under the Plan to defer receipt of all or a portion of his or her anticipated AIP Award, but such election must be made no later than June 30 of the calendar year on which such award is based. Deferred AIP Awards shall be credited to a Participant’s AIP Sub-Account as soon as administratively practicable following the last day of the Plan Year. If a Participant receives a hardship withdrawal under the 401(k) Plan or a withdrawal upon an Unforeseeable Emergency under Section 5.2.d., the Participant’s Initial Deferral Election, if any, for his or her anticipated AIP Award for the Plan Year in which the withdrawal occurs shall be cancelled.

b. PSU Awards. A Participant may elect under the Plan to defer receipt of all or a portion of the cash or Company Common Stock amount earned as a PSU Award by a date specified by the Plan Administrator in its sole discretion, but such election must be made no later than June 30 of the calendar year in which the performance period for such PSU Award ends. Deferred PSU Awards shall be credited to a Participant’s PSU Sub-Account as soon as administratively practicable following the last day of the Plan Year.

c. RSU Awards. A Participant may elect under the Plan to defer receipt of all or a portion of the Company Common Stock amount earned as an RSU Award, but such election must be made no later than thirty (30) days after the date of grant and at least 12 months in advance of the first vesting date with respect to such grant. Deferred RSU Awards shall be credited to a Participant’s RSU Sub-Account as soon as administratively practicable following the last day of the Plan Year. Upon the occurrence of both a Change in Control and Change in Control Event, all restrictions on a Participant’s RSU Awards shall lapse pursuant to the terms of the EICP.

d. DB SERP Benefits. A Participant may elect to defer all or a portion of the lump sum cash payment payable under the DB SERP, provided the election is made at least twelve (12) months before such amounts are payable under the DB SERP. A distribution of DB SERP Benefits under this Plan may not be made earlier than five (5) years from the date the distribution would have been made under the DB SERP but for the Participant’s election to defer such amounts under this Plan. Deferred DB SERP Benefits shall be credited to a Participant’s DB SERP Sub-Account as soon as administratively practicable following the date a distribution of them under the DB SERP would have otherwise been made.

e. CLRP Benefits. A Participant may elect to defer all or a portion of the lump sum cash payment payable under the CLRP, provided the election is made at least twelve (12) months before such amounts are payable under the CLRP. A distribution of CLRP Benefits under this Plan may not be made earlier than five (5) years from the date the distribution would have been made under the CLRP but for the Participant’s election to defer such amounts under this Plan. Such CLRP Benefits shall be credited to a Participant’s CLRP Sub-Account as soon as administratively practicable following the date a distribution under the CLRP would have otherwise been made.

f. Any Initial Deferral Election under this Section 4.1:

(1) Must specify:

(i) The time of distribution under one of the distributable events set forth under Sections 5.2.a. and 5.2.b.; and

(ii) The form of distribution as set forth under Section 5.1.

(2) Shall be irrevocable, except as otherwise provided in this Plan; and

(3) Shall be made in accordance with procedures and distribution rules established by the Plan Administrator.

4.2 Changes in Time and Form of Distribution.

a. A Participant may make a subsequent election to change the time or form of distribution otherwise specified in Section 3.3.a., in his or her Initial Deferral Election pursuant to Section 4.1., and/or as specified in Section 6.3.a. (hereinafter, a “Subsequent Deferral Election”), in accordance with procedures and distribution rules established by the Plan Administrator and only if the following conditions are satisfied:

(1) The election may not take effect until at least twelve (12) months after the date on which the election is made;

(2) In the case of an election to change the time and form of a distribution under Sections 5.2.a., 5.2.b. (which includes an election to change the distribution that would occur upon a Separation from Service under Sections 3.3.a. and 6.3.a.), and 5.2.e., a distribution may not be made earlier than five (5) years from the date the distribution would have otherwise been made; and

(3) The election must be made at least twelve (12) months before the date of the first scheduled distribution.

b. A Participant may make a Subsequent Deferral Election under Section 3.3.b., 4.2.a., or 6.3.b. that indicates a change to a (i) form of distribution set forth in Section 5.1.a. and/or (ii) distributable event described in Sections 5.2.a. and 5.2.b.; provided, however, a Separation from Service distribution event may only be changed to a distribution five (5) or more years following Separation from Service.

4.3 Special Election During Transition Years. Notwithstanding the provisions of Section 4.2, during 2007 or 2008, a Participant who is an active employee of the Company (including on a paid leave of absence) on or after October 1, 2007 may make an election to receive all or a specified portion of his or her Account commencing upon a distributable event described in Sections 5.2.a. and 5.2.b. (including one (1) or more years after Separation from Service) in a lump sum or substantially equal installment payments over a number of years (to be specified by the Participant) up to fifteen (15) years. Any such election must become irrevocable on or before December 31, 2008 and must be made in accordance with procedures and distribution rules established by the Plan Administrator.

Article V

Distribution of Deferrals

The provisions of this Article V shall apply only to amounts subject to Code section 409A. Distribution rules applicable to Grandfathered Amounts are summarized in Appendix A of this Plan.

5.1 Forms of Distribution.

a. A Participant may elect to receive his or her (i) AIP Awards, (ii) PSU Awards, (iii) RSU Awards, (iv) DB SERP Benefits, and/or (v) CLRP Benefits, which he or she has deferred under this Plan, in:

(1) A lump sum payment; or

(2) Substantially equal annual installment payments over a number of years (to be specified by the Participant) up to fifteen (15) years.

All amounts of a Participant’s Account constructively invested in Company Common Stock shall be distributed in the form of Company Common Stock, except in the event a Change in Control occurs, in which case amounts constructively invested in Company Common Stock shall be dealt with in accordance with the terms of the EBPP applicable to such Participant. All other amounts shall be distributed in cash.

b. Distributions shall be made or commence (in the case of installment payments) (1) within ninety (90) days following the occurrence of a distributable event set forth under Section 5.2.b.; or (2) within the period following the date selected by the Participant, if any, under Section 5.2.a., to the extent permitted in Treas. Reg. § 1.409A-3(d). In the event a Participant has elected to receive annual installment payments, payments after the initial installment shall be made as soon as administratively practicable during the first calendar quarter of each calendar year after the year in which the prior installment payment was made.

c. Notwithstanding the form of distribution elected under Section 5.1.a., if a Participant’s Account balance is less than the applicable dollar amount under Code section 402(g)(1)(B) at the time the Participant Separates from Service, the full Account balance shall be distributed in a lump sum payment within ninety (90) days following the Participant’s Separation from Service.

5.2 Permissible Distributable Events. A Participant may designate in his or her Initial Deferral Election under Section 4.1 to receive a distribution:

a. As of a specified date or time.

b. Upon a Separation from Service.

(1) In the case of a Separation from Service of a Key Employee, a distribution may not be made before the date which is six (6) months after the date of the Key Employee’s Separation from Service (hereinafter called the “Waiting Period”); provided, however, in the event of the Key Employee’s death during the Waiting Period, distribution shall be made on the date of the Key Employee’s death pursuant to Section 5.2.c. Any payments that would otherwise be made during the Waiting Period shall be accumulated and paid in the first month following the Waiting Period, and thereafter, made in accordance with Section 5.1.b.

(2) During the Waiting Period, a Key Employee’s Account will continue to accrue investment credits in accordance with Section 2.1.c.

(3) For purposes of this Section 5.2.b., Key Employee means a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined under Code section 416(i) (without regard to paragraph (5) thereof)) of a corporation any stock in which is publicly traded on an established securities market or otherwise) and applicable Treasury regulations and other guidance under Code section 409A. Key Employees shall be determined in accordance with Code section 409A and pursuant to the methodology established by the Plan Administrator.

c. Distribution Upon Death. Notwithstanding any provision in the Plan to the contrary, if a Participant dies, the unpaid portion of such Participant’s Account balance shall be distributed to the Participant’s beneficiary, or in the absence of a beneficiary, to the Participant’s estate in an immediate lump sum payment as soon as administratively practicable within ninety (90) days following the date of death. A Participant may designate or change his or her beneficiary (without the consent of any prior beneficiary) on a form provided by the Plan Administrator and delivered to the Plan Administrator before the Participant’s death.

d. Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his AIP Sub-Account or the cash portion of his or her PSU Sub-Account in the event of demonstrated Unforeseeable Emergency. “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. A Participant seeking a withdrawal on account of an Unforeseeable Emergency must request a hearing with the Plan Administrator. If the Plan Administrator renders a decision in favor of permitting a withdrawal for an Unforeseeable Emergency, such withdrawal amounts shall be payable to the Participant as soon as administratively practicable within ninety (90) days following such decision.

e. Distribution Upon a Change in Control. Notwithstanding any provision in the Plan to the contrary, a Participant’s Account balance under the Plan shall be distributed in an immediate lump sum payment on the later of (i) the first business day of January of the year following the year in which both a Change in Control and Change in Control Event occurs and (ii) the one hundred twentieth (120th) day following the occurrence of both a Change in Control and Change in Control Event.

5.3 Withholding. Any payments made pursuant to Articles III, V, or VI shall be subject to appropriate federal, state and/or local income tax withholdings. With respect to any withholdings on a distribution of Company Common Stock, the Company will first withhold from the cash equivalent of dividends on such Company Common Stock and interest earned on such cash equivalent that are payable to the Participant on the date of distribution, and if such withholdings are insufficient, then the Company will withhold from such distribution such number of shares of Company Common Stock having a fair market value (as defined in the EICP) equal to the amount required to satisfy the remaining tax to be withheld, unless the Participant elects to (i) deposit with the Company such amount of cash or (ii) direct the Company to withhold cash from other amounts then distributed under this Plan to satisfy such withholding tax. In addition, the Company may reduce a Participant’s Account balance in order to meet any federal, state, or local tax withholdings with respect to Plan benefits. The Company shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

Article VI

DC SERP

6.1 Eligibility. An individual will be eligible to become a Participant in this Plan and receive DC SERP Benefits in accordance with this Article VI if the individual is selected by the Compensation Committee in its sole discretion.

6.2 Benefits. A Participant meeting the eligibility requirements under Section 6.1 shall receive DC SERP Benefits in an amount equal to a percentage of Compensation determined by the Compensation Committee in its sole discretion. Such DC SERP Benefits shall be credited to a Participant’s DC SERP Sub-Account as soon as administratively practicable following the last day of the Plan Year, provided that the Participant:

a. defers remuneration under the 401(k) Plan equal to either (1) the maximum deferral percentage as permitted by the plan administrator of the 401(k) Plan or (2) the maximum contribution limit under Code section 402(g) (indexed for inflation) (provided, however, the Plan Administrator may waive the conditions in (i) or (ii) in their entirety if it determines, in its sole discretion, that the Participant did not satisfy those conditions due to administrative, regulatory or other circumstances beyond the Participant’s reasonable control); and

b. either (x) was employed on the last day of the Plan Year, or (y) during the year he or she (1) terminated employment while at least age 55, (2) retired in accordance with the provisions of any applicable Company-sponsored qualified or nonqualified retirement plan or program, (3) became Disabled, or (4) died. In the case of any allocation for a Plan Year for which the Participant was not employed on December 31, except as provided for in the next paragraph for a Participant who becomes Disabled, the allocation shall be based on the amount of the Participant’s actual Compensation paid for services performed through the Participant’s last active day worked for the Company during the year and shall not include any amounts paid on account of the Participant’s severance from employment with the Company.

If a Participant becomes Disabled, such Participant shall continue to be credited with DC SERP Benefits in accordance with this Section 6.2 until the earlier of (i) two (2) years from the date benefits commence under the Long Term Disability Plan or (ii) the date he or she is no longer eligible for benefits under the Long Term Disability Plan, based on the amount of Compensation that was payable to the Participant at the time he or she became Disabled.

6.3 Time and Form of Benefit.

a. Nonelective Initial Deferral. Amounts held in a Participant’s DC SERP Sub-Account shall be payable in a lump sum cash payment within ninety (90) days following the earlier of a Separation from Service, subject to the requirements under Section 5.2.b., or death, subject to the requirements under Section 5.2.c.

b. Change in Time and Form of Distribution. A Participant may make an election to change the time or form of the distribution of his or her DC SERP Sub-Account as specified in Section 6.3.a. in accordance with Section 4.2.b. (i.e., a Participant may elect to change the form of payment to any form described in Section 5.1.a.), but only if the requirements of Section 4.2.a. are satisfied. A distribution of a Participant’s DC SERP Sub-Account subject to an election to change under this Section 6.3.b. shall be made following the occurrence of a distributable event set forth under Sections 5.2.a. and 5.2.b. Notwithstanding an election to change made under this Section 6.3.b., in the case of death, a distribution will be made in accordance with Section 5.2.c.

6.4 Vesting. Benefits under this Article VI shall be payable only to the extent vested. A Participant shall become vested in his or her DC SERP Sub-Account in accordance with the following vesting schedule, provided the Participant has first completed five (5) Years of Service with the Company:

Age	Vested Percentage

45	0 percent

46	10 percent

47	20 percent

48	30 percent

49	40 percent

50	50 percent

51	60 percent

52	70 percent

53	80 percent

54	90 percent

55	100 percent

Notwithstanding the above, in all cases, a Participant shall be 100% vested in his or her DC SERP Benefits if he or she dies or becomes Disabled while employed with the Company.

Article VII

Plan Administrator

7.1 Plan Administrator Duties. The Plan Administrator shall administer this Plan. All members of the committee comprising the Plan Administrator may be Participants. A member of the committee comprising the Plan Administrator who is a Participant may not vote on matters involving a personal benefit claim or appeal under this Plan, but any such individual shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his or her participation herein. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.

7.2 Agents. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them or to others (including employees of the Company) such administrative duties as it sees fit. The Plan Administrator may from time to time consult with counsel, who may be counsel to the Company.

7.3 Binding Effect of Decisions. In carrying out its duties herein, the Plan Administrator (or its designee) shall have full discretion to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be final and binding on all parties.

7.4 Indemnity. The Company shall indemnify and hold harmless the Plan Administrator and any employees to whom administrative duties under this Plan are delegated, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

Article VIII

Amendment and Termination

8.1 Amendment. The Committee may at any time amend the Plan in whole or in part. However, no amendment shall be effective to decrease or restrict any then existing Account or to change the Company’s obligations under (a) any then existing Initial or Subsequent Deferral Election, (b) any then existing agreement entered into between the Company and the Participant, or (c) the provisions of the EBPP applicable to such Participant, except as set forth in Section 8.2. After the occurrence of a Change in Control, no amendment shall be made to this Plan that would adversely affect the rights of any Participant without the consent of such Participant, except for such changes that the Committee reasonably determines, upon the advice of nationally recognized tax counsel, are necessary to fulfill the intent of the Plan to defer federal income taxation of Participants’ Accounts until such Accounts are paid in accordance with the terms of the Plan.

8.2 Board’s Right to Terminate. The Board may at any time terminate the Plan in its entirety, in which event no new Initial or Subsequent Deferral Elections shall be made and no further benefit accruals shall occur, but the obligations of the Company under this Plan and under existing Initial or Subsequent Deferral Elections and Account balances shall continue, unless the Board determines, in its sole discretion, that all such amounts shall be distributed upon Plan termination in accordance with the requirements under Code section 409A.

8.3 No Material Modification. Notwithstanding the foregoing, no amendment of the Plan shall apply to Grandfathered Amounts, unless it specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to Grandfathered Amounts.

Article IX

Miscellaneous

9.1 Unfunded Plan. This Plan is intended to be an “unfunded” plan maintained primarily to provide deferred compensation for a “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and shall be so construed.

9.2 Rabbi Trust. The Company shall establish promptly a revocable trust (“Trust”) to hold assets, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, for the purpose of the payment of the benefits hereunder, which Trust shall become irrevocable upon a Change in Control. The Company shall contribute to the Trust cash in such amounts and at such times as are specified in this Plan and in the applicable trust agreement. Upon the occurrence of a Change in Control, the Company shall contribute to a separate Trust account maintained for each Participant under the Trust, in cash, an amount equal to 100% of the value of each such Participant’s Account, less any amount credited to such Participant’s Trust account as of the date of such contribution. Amounts paid to Participants from the Trust shall discharge the obligations of the Company hereunder to the Participants to the extent of the payments so made.

9.3 Unsecured General Creditor. This Plan is unfunded. Benefits shall be paid from the Company’s general assets. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets owned or which may be acquired by the Company. Such assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security against the obligations of the Company under this Plan, except in the limited circumstances described in Section 9.2. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future. The Company in its sole discretion, may, however, elect to provide for its liabilities under this Plan through a trust or funding vehicle, provided, however, that the terms of any such trust or funding vehicle shall not alter the status of Participants and beneficiaries as mere general unsecured creditors of the Company or otherwise cause the Plan to be funded or benefits taxable to Participants except upon actual receipt.

9.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof. The rights to all such amounts are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by Participants or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, except as required by law.

9.5 Domestic Relations Orders. Notwithstanding Section 9.4, all or a portion of a Participant’s Account may be paid to another person as specified in a domestic relations order that the Plan Administrator determines meets certain requirements (a “Domestic Relations Order”). For this purpose, a Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:

(a) Issued pursuant to a State’s domestic relations law;

(b) Relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(c) Creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

(d) Provides for payment in an immediate lump sum as soon as practicable after the Company determines that a Domestic Relations Order exists; and

(e) Meets such other requirements established by the Plan Administrator.

The Plan Administrator in its sole discretion shall determine whether any document received by it is a Domestic Relations Order. In making this determination, the Plan Administrator may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant. If an order is determined to be a Domestic Relations Order, the amount to which any other person is entitled under the Order shall be paid in a single lump sum payment as soon as administratively practicable within ninety (90) days after such determination.

9.6 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and a Participant, and a Participant shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge an employee at any time. The foregoing provisions of this Section 9.6 to the contrary notwithstanding, this Plan shall not diminish any rights or increase any obligations of a Participant or the Company under any employment agreement entered into by the Participant and the Company prior to such Participant’s most recent Initial or Subsequent Deferral Election, or after such deferral election to the extent that such employment agreement specifically provides that it shall supersede any inconsistency with the terms of this Plan.

9.7 Forfeiture of Benefits. If a Participant’s employment is terminated because of willful misfeasance or gross negligence in the performance of his or her duties, his or her right to benefits under this Plan shall be forfeited in the discretion of (i) the Committee, in the case of officers covered by Section 16(b) of the Securities and Exchange Act of 1934 or (ii) the Plan Administrator, in the case of all other Participants, and the Company shall have no further obligation hereunder to such Participant or his or her beneficiary(ies); provided, however, that notwithstanding any provision of the Plan, (a) upon a Change in Control, a Participant’s Supplemental Core Retirement Contributions, Supplemental Match Contributions, AIP Awards, PSU Awards, DB SERP Benefits, CLRP Benefits, and DC SERP Benefits deferred under the Plan (together, the “Deferred Benefits”) shall vest pursuant to the provisions of Article 2 of the EBPP applicable to such Participant, respectively; and (b) upon both a Change in Control and Change in Control Event, a Participant’s RSU Awards shall vest pursuant to Section 7.IV(b) of the EICP. If a Participant is not a participant under any EBPP or the EICP: (x) upon a Change in Control, Article 2 of the Employee Benefits Protection Plan (Group 2) shall nevertheless apply to the Participant’s Deferred Benefits; and (y) upon both a Change in Control and Change in Control Event, Section 7.IV(b) of the EICP shall nevertheless apply to the Participant’s RSU Awards. Upon vesting as set forth above, such Deferred Benefits and RSU Awards shall not be subject to forfeiture under this Section 9.7 and shall be payable pursuant to Section 5.2.e.

9.8 Effect of Taxation. If a portion of the Participant’s Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

9.9 Terms. Use of the masculine, feminine and neuter pronouns in this Plan are intended to be interchangeable and use of the singular will include the plural, unless the context clearly indicates otherwise.

9.10 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.11 Governing Law. This Plan shall be governed by the laws of the United States and, to the extent not preempted thereby, the laws of Pennsylvania; provided, however, that after a Change in Control, any court or tribunal that adjudicates any dispute, controversy or claim arising between a Participant or Participants and the Committee, Plan Administrator, Company or any of their delegates or successors, relating to or concerning the provisions of this Plan, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any decision by such person as final, binding or conclusive on any party.

9.12 Validity. The illegality or invalidity of any provision of this Plan shall not affect its remaining parts, but this Plan shall be construed and enforced without such illegal or invalid provisions.

9.13 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to:

Employee Benefits Committee

The Hershey Company

100 Crystal A Drive

Hershey, Pennsylvania 17033

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.14 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase of assets, or otherwise, acquire all or substantially all of the business or assets of the Company, and successors of any such corporation or other business entity.

9.15 Incapacity. If the Plan Administrator finds that any Participant or beneficiary to whom a benefit is payable under this Plan is unable to care for his or her affairs, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Plan Administrator, to any person who is charged with the support of the Participant or beneficiary. Any such payment shall be payment for the account of the Participant and shall be a complete discharge of any liability of the Company under the Plan to the Participant or beneficiary.

IN WITNESS WHEREOF, the Company has caused The Hershey Company Deferred Compensation Plan, Amended and Restated as of October 1, 2007, to be executed the 27th day of December, 2007.

THE HERSHEY COMPANY

By:	/s/ Marcella K. Arline
Marcella K. Arline
Senior Vice President, Chief People Officer

Appendix A

Distribution of the Grandfathered Amounts shall be made in accordance with the Plan terms as in effect on October 3, 2004 and as summarized in this Appendix A.

Article I

Distribution of Deferrals

1.1 Initial Election of Distribution Options in Deferral Election.

a. A Participant must specify in each of his or her Deferral Elections when such Account will be distributed. Distribution may be made or begin in any future Plan Year or Years, but distributions must begin not later than the Plan Year following the calendar year in which the Participant attains age 70. The Participant may elect to receive amounts deferred in a lump sum or in up to ten substantially equal annual installments. A Participant may specify different distribution dates and forms of payment under each of his or her Deferral Elections. All amounts of a Participant’s Accounts constructively invested in Company Common Stock shall be distributed in the form of Company Common Stock, except in the event a Change in Control occurs, in which case amounts constructively invested in Company Common Stock shall be dealt with in accordance with the terms of the EBPP applicable to such Participant. All other amounts shall be distributed in cash.

b. Any provision of this Plan to the contrary notwithstanding, all distributions hereunder shall be deferred until such time (but not beyond the occurrence of a Change in Control unless otherwise specified in a Participant’s Deferral Election), in the discretion of the Committee, as such distribution would not be disallowed as a deduction under Section 162(m) of the Internal Revenue Code.

1.2 Changes in Distribution Options.

a. A Participant is entitled to one future opportunity to further lengthen (not shorten) the deferral period provided in a Deferral Election and to make one future change with regard to lengthening (not shortening) the payment schedule provided in that Deferral Election up to a maximum payment schedule of ten years.

b. Any change in the deferral period or the payment schedule must be submitted to the Plan Administrator in writing, on a form provided by the Plan Administrator, at least twelve months, or such shorter period as the Plan Administrator may accept, but in no event later than the December 31, before the date payments were originally scheduled to begin. No change in the deferral period shall be permitted if such change would cause payments to begin after the Plan Year following the calendar year in which the Participant attains age 70.

1.3 Payment of Deferred Amounts.

a. Upon the date elected by the Participant, the Company shall begin to pay to the Participant an amount equal to the total amount then credited to the Participant’s Accounts. Such amount is to be paid either in one lump sum or in substantially equal annual installments over a period of years as previously elected by the Participant, which period shall be not more than ten years. Each annual installment shall include investment credits on the remaining balance during the previous Plan Year until the Accounts shall have been paid in full. A Participant may continue to express investment preferences as provided in the Plan during the period that an Account is being distributed.

b. If the Participant dies before payment in full of the amount standing to the Participant’s credit in the Accounts, the unpaid balance may be paid in one lump sum or in substantially equal installments to the Participant’s beneficiary over the remaining distribution period elected by the Participant. If the Participant dies before the beginning date of the deferred payment and did not indicate a specific method of distribution, then the Participant’s designated beneficiary may petition the Plan Administrator regarding the method of distribution. In the absence of a designated beneficiary, the balance of the Accounts will be paid in a lump sum to the estate of the Participant as soon as possible.

c. If the Participant’s employment is terminated for any reason other than Retirement, death or Disability before the elected payment date, then the Company, acting through the Plan Administrator, at its discretion, but subject to any limitations set forth in the EBPP applicable to such Participant (or any successor or replacement plan thereof) or any employment agreement to which the Participant is a party or is covered, at any time thereafter may:

(1) Immediately pay over any amounts credited to the Participant’s Accounts to the Participant; provided, however, if such termination of employment occurs at any time following a Change in Control, the Company and the Plan Administrator may not pay over any amounts credited to a Participant’s Accounts, unless prior to the occurrence of the Change in Control, such Participant made an election pursuant to which such Participant consented to receive an immediate payment of such Participant’s Accounts in the event such Participant’s employment is terminated following a Change in Control for any reason other than Retirement, death or Disability.

(2) Deposit any amounts credited to the Participant’s Accounts in a grantor trust for the Company’s benefit who will manage and pay over such amounts to the Participant in accordance with the terms of this Plan, with administrative costs in such event being charged to the Participant’s Accounts; provided, however, that following a Change in Control, all such administrative costs shall be borne solely by the Company.

(3) Continue to itself maintain and pay over amounts deferred to the Participant in accordance with the terms of this Plan and the Participant’s election pursuant thereto.

d. If both the Participant and his or her beneficiary die after payments to the Participant begin and before all payments are made from the Participant’s Accounts, the remaining value of the Accounts shall be determined as of the date of death of the beneficiary or Participant, whichever is later, and shall be paid as promptly as possible in one lump sum to the estate of the survivor of the Participant and such beneficiary.

e. A Participant may designate or change his or her beneficiary (without the consent of any prior beneficiary) on a form provided by the Plan Administrator and delivered to the Plan Administrator before the Participant’s death.

f. Subject to Section 3.1 of the Plan in effect on October 3, 2004: (1) if a Participant elects to receive amounts deferred in a lump sum or in annual installments on a date prior to Retirement, such payments will commence or payment will be made in the month of January of the Plan Year selected by the Participant; (2) if the Participant elects to receive amounts deferred in a lump sum (other than amounts deferred as Common Stock for payment in a lump sum) or in annual installments after Retirement, such payments shall commence or payment shall be made in the month of January of the Plan Year following the calendar year in which the Participant retires; and (3) if a Participant elects to receive amounts deferred as Common Stock in a lump-sum after Retirement, such payment will be made in the month of January of the Plan Year following the calendar year in which the Participant retires, unless an earlier date is approved by the Plan Administrator upon application by the Participant.

g. Notwithstanding anything herein to the contrary, if, at any time, the Company determines (based on advice of tax counsel), by reason of legislation relating to, amendment of, or interpretation by a court or administrative body of, the provisions of the Internal Revenue Code of 1986, as amended, or any rules and regulations promulgated thereunder, that any amounts deferred by a Participant under this Plan shall be currently taxable, such Participant shall be entitled to elect to receive immediate payment of any such deferred amounts (without any reduction other than applicable tax withholding).

1.4 Hardship Distributions. The Plan Administrator may, in its discretion, accelerate payments to a Participant in an amount up to the AIP bonus or the cash portion of a PSU award previously deferred, together with investment credits to date, in the event of demonstrated severe financial hardship (or any similar circumstances under which a payment would be permitted without causing the imposition of federal income taxes on Participants’ Accounts that have not been distributed, pursuant to Revenue Procedure 92-65 or any successor Revenue Procedure, Revenue Ruling, regulation or other applicable administrative determination issued by the Internal Revenue Service.) Any such payments made will be limited to the amount needed to meet the demonstrated financial need. A Participant seeking a financial hardship withdrawal from his or her Accounts must request a hearing with the Plan Administrator, who will then render a decision on whether to permit such distribution.

1.5 Other Withdrawals: Forfeiture Penalty. A Participant may, by written request on a form provided by the Plan Administrator, withdraw all or any portion of any of his Accounts as of any Determination Date, provided that the Participant shall forfeit 10% of the amount withdrawn as a penalty.

1.6 Withholding. Any payments made pursuant to Articles III, V, or VI of the Plan in effect on October 3, 2004 shall be subject to appropriate federal, state or local income tax withholdings. With respect to any withholdings required on a distribution of Company Common Stock, the Company will first withhold from the cash equivalent of dividends on such Company Common Stock and interest earned on such cash equivalent that are payable to the Participant on the date of distribution, and if such withholdings are insufficient, then the Company will withhold from such distribution such number of shares of Company Common Stock having a fair market value (as defined in the Hershey Foods Corporation Key Employee Incentive Plan, as in effect on October 3, 2004) equal to the amount required to satisfy the remaining withholding tax obligation, unless the Participant elects to (i) deposit with the Company such amount of cash or (ii) direct the Company to withhold cash from other amounts then distributed under this Plan to satisfy such withholding tax obligation.